Exhibit 5.1

July 17, 2015

Medtronic plc

20 Lower Hatch Street

Dublin 2, Ireland

Ladies and Gentlemen:

We have acted as special United States counsel to Medtronic, Inc., a Minnesota corporation (“Medtronic, Inc.”), Medtronic plc, a public limited company organized under the laws of Ireland (“Medtronic plc”), and Medtronic Global Holdings S.C.A., a partnership limited by shares (société en commandite par actions) incorporated under the laws of the Grand-Duchy of Luxembourg (“Medtronic Luxco” and, together with Medtronic plc, the “Guarantors” and, together with the Medtronic, Inc., the “Registrants”) in connection with the preparation and filing with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-4 (such registration statement being hereinafter referred to as the “Registration Statement”) relating to an offering of:

(i) up to $500,000,000 aggregate principal amount of Medtronic, Inc.’s Floating Rate Senior Notes due 2020 (the “Exchange Floating Rate Notes”) to be offered in exchange for any and all of Medtronic, Inc.’s outstanding Floating Rate Senior Notes due 2020 originally issued by Medtronic, Inc. on December 10, 2014 (the “Original Floating Rate Notes”);

(ii) up to $1,000,000,000 aggregate principal amount of Medtronic, Inc.’s 1.500% Senior Notes due 2018 (the “Exchange 2018 Notes”) to be offered in exchange for any and all of Medtronic, Inc.’s outstanding 1.500% Senior Notes due March 15, 2018 originally issued by Medtronic, Inc. on December 10, 2014 (the “Original 2018 Notes”);

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(iii) up to $2,500,000,000 aggregate principal amount of Medtronic, Inc.’s 2.500% Senior Notes due 2020 (the “Exchange 2020 Notes”) to be offered in exchange for any and all of Medtronic, Inc.’s 2.500% Senior Notes due March 15, 2020 originally issued by Medtronic, Inc. on December 10, 2014 (the “Original 2020 Notes”);

(iv) up to $2,500,000,000 aggregate principal amount of Medtronic, Inc.’s 3.150% Senior Notes due 2022 (the “Exchange 2022 Notes”) to be offered in exchange for any and all of Medtronic, Inc.’s 3.150% Senior Notes due March 15, 2022 originally issued on December 10, 2014 (the “Original 2022 Notes”);

(v) up to $4,000,000,000 aggregate principal amount of Medtronic, Inc.’s 3.500% Senior Notes due 2025 (the “Exchange 2025 Notes”) to be offered in exchange for any and all of Medtronic, Inc.’s 3.500% Senior Notes due March 15, 2025 originally issued by Medtronic, Inc. on December 10, 2014 (the “Original 2025 Notes”);

(vi) up to $2,500,000,000 aggregate principal amount of Medtronic, Inc.’s 4.375% Senior Notes due 2035 (the “Exchange 2035 Notes”) to be offered in exchange for any and all of Medtronic, Inc.’s 4.375% Senior Notes due March 15, 2035 originally issued by Medtronic, Inc. on December 10, 2014 (the “Original 2035 Notes”); and

(vii) up to $4,000,000,000 aggregate principal amount of Medtronic, Inc.’s 4.625% Senior Notes due 2045 (the “Exchange 2045 Notes” and, together with the Exchange Floating Rate Notes, the Exchange 2018 Notes, the Exchange 2020 Notes, the Exchange 2022 Notes, the Exchange 2025 Notes and the Exchange 2035 Notes, the “Exchange Notes”) to be offered in exchange for any and all of Medtronic, Inc.’s 4.625% Senior Notes due March 15, 2045 originally issued by Medtronic, Inc. on December 10, 2014 (the “Original 2045 Notes” and, together with the Original Floating Rate Notes, Original 2018 Notes, Original 2020 Notes, Original 2022 Notes, Original 2025 Notes, and Original 2035 Notes, the “Original Notes”).

The Exchange Notes will be issued under an indenture dated as of December 10, 2014, between Medtronic, Inc. and Wells Fargo Bank, National Association, as trustee (the “Trustee” and such indenture, the “Base Indenture”), as supplemented by the first supplemental indenture dated as of December 10, 2014 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Original Notes Indenture”), between Medtronic, Inc. and the Trustee, as further supplemented by the second supplemental indenture dated January 26, 2015 (the “Second Supplemental Indenture”) between Medtronic plc and the Trustee and as further supplemented by the third supplemental indenture dated January 26, 2015 (the “Third Supplemental Indenture” and, together with the Original Notes Indenture and the Second Supplemental Indenture, the “Indenture”) between Medtronic Luxco and the Trustee. The Exchange Notes will be fully and unconditionally guaranteed by each of the Guarantors as set forth in the Indenture (the “Guarantees”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents filed as exhibits thereto;

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(b)	an executed copy of the Indenture; and

(c)	the form of the Exchange Notes and Guarantees included in the Indenture.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that any Exchange Notes in certificated form issued in exchange for Exchange Notes in global form will conform to the form thereof that we have reviewed and will be duly authenticated in accordance with the terms of the Indenture.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Exchange Notes, in the form that we have reviewed, have been duly executed by Medtronic, Inc. and authenticated by the Trustee in accordance with the terms of the Indenture, and duly issued and delivered by Medtronic, Inc. in exchange for an equal principal amount of the corresponding Original Notes, (a) the Exchange Notes will be the valid, binding and enforceable obligations of Medtronic, Inc., entitled to the benefits of the Indenture and (b) the Guarantees will be the valid, binding and enforceable obligations of the Guarantors, entitled to the benefits of the Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of any of the Registrants, (a) we have assumed that each Registrant and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Exchange Notes, will satisfy, those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it, (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

In rendering the opinions expressed above, we have further assumed that the Exchange Notes will be offered, issued and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Exchange Notes, the Indenture and any other agreement governing those Exchange Notes and in the manner contemplated by the Registration Statement.

In giving the foregoing opinions relating to the validity, binding effect or enforceability of any agreement or obligation of any of the Registrants, we have relied without independent investigation, as to matters relating to (i) the laws of Ireland, on the opinion of A&L Goodbody, a copy of which is filed as Exhibit 5.2 to the Registration Statement (the “Irish Law Opinion”), (ii) the laws of Luxembourg, on the opinion of Weidema van Tol, a copy of which is filed as Exhibit 5.3 to the Registration Statement (the “Luxembourg Law Opinion”) and (iii) the laws of the state of Minnesota, on the opinion of Keyna P. Skeffington, Esq., Vice President,

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Deputy General Counsel and Assistant Secretary of Medtronic, Inc., a copy of which is filed as Exhibit 5.4 to the Registration Statement (the “Minnesota Law Opinion” and, together with the Irish Law Opinion and the Luxembourg Law Opinion, the “Local Law Opinions”), and our opinions are subject to all of the limitations and qualifications contained in the Local Law Opinions.

With respect to (i) the first sentence of the third paragraph of Section 1.12 of the Base Indenture, (ii) the first sentence of the first paragraph of Section 6 of the Second Supplemental Indenture and (iii) the first sentence of the first paragraph of Section 6 of the Third Supplemental Indenture, we express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to (a) the Indenture, (b) the Second Supplemental Indenture or (c) the Third Supplemental Indenture, respectively, where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.

We note that any waiver of defenses in the Exchange Notes or any applicable agreement governing the Exchange Notes, including the waiver of defenses contained in Sections 5.15 and 14.01(b) of the Base Indenture, may be ineffective to the extent that any such defense involves a matter of public policy in New York.

Except insofar as we have relied on the Local Opinions, the foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the caption “Legal Matters” as counsel for the Registrants that has passed on the validity of the Exchange Notes, and to the use of this opinion letter as a part of Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you, or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Pamela L. Marcogliese
Pamela L. Marcogliese, a Partner